May 5, 1999

Page 18
                                                             EXHIBIT 10(iii)A(1)

Mr. George H. Gilmore
631 Blackthorn Road
Winnetka, Illinois   60093


Dear George:


         This letter will confirm the terms of your employment by National Service Industries, Inc. ("NSI") and NSI Services, L.P., effective June 1, 1999 (the "Effective Date"). We are enthusiastic about your decision to join NSI and look forward to working with you to build a bigger, stronger NSI.

         The terms of your employment, which are subject, of course, to approval by our Executive Resource and Nominating Committee and the Board of Directors (or its Executive Committee) and satisfactory completion of NSI's normal pre-employment screening procedures, will be as follows:

         1. Title and Duties - As Executive Vice President and Group President, you will be a senior officer of NSI reporting to its Chief Executive Officer. You will have responsibility for NSI's Chemical Group, National Linen Service, and AECO operating units and any additional businesses and other duties consistent with your position which may be assigned to you by NSI's CEO. You will also serve in the same capacity for NSI Services, L.P. (the "Partnership"). You will assume the duties and responsibilities commensurate with those positions, which will include service to NSI, the Partnership, and other subsidiaries and partnerships of NSI and may receive compensation, benefits, and other amounts from such entities, the aggregate amount of which will equal the sums and benefits specified herein. You will devote substantially all of your working time and attention to the business and affairs of NSI and the foregoing entities.

         2. Base Salary - Your base salary will be Thirty-seven Thousand Five Hundred Dollars ($37,500) per month or the equivalent annual rate of Four Hundred Fifty Thousand Dollars ($450,000), subject to review for increases. Senior officer reviews at NSI are normally conducted for the April Board meeting effective March 1.

         3. Annual Incentive Compensation - You will participate in the NSI Management Compensation and Incentive Plan (the "AIP") for the fiscal year beginning September 1, 1999 with a target bonus equal to 50% of your base salary. You will participate in the AIP for the fiscal year ending August 31, 1999 on a pro rata basis for the period of your employment and will receive a bonus for the period of at least Seventy Five Thousand Dollars ($75,000).
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                                                                         Page 19
                                                             EXHIBIT 10(iii)A(1)

         4. Long-Term Achievement Incentive Plan - You will receive a grant of employee stock options for fifty thousand (50,000) shares of stock under our current long-term incentive plan upon your arrival at NSI. You will also be entitled to participate in the current long-term incentive plan on a prorated basis for the number of months you are employed with NSI during the remainder of the three-year cycle ending August 31, 2000 and the remainder of the three-year cycle ending August 31, 2001 based on the performance of NSI's Chemical Group, National Linen Service, and AECO operating units. In addition, subject to approval by our stockholders at the January 2000 annual meeting of additional shares to be granted under our Long-Term Achievement Incentive Plan, you will participate in the Plan for the three-year cycle beginning September 1, 1999 on a comparable basis with other senior officers. This Plan provides for annual grants of stock options and annual "aspiration awards" having a total value equal to 160% of salary at commitment (or target) level performance. Stock options represent 70% of total value (or 112% of salary) and aspiration awards represent 30% of total value (or 48% of salary) at commitment level performance.

                  Currently, aspiration awards are based on achievement of cumulative economic profit goals over a three-year cycle and are payable one-half in cash and one-half in NSI stock following completion of each cycle. The form of payment may be changed under the new plan. The payout for aspiration level performance is equal to five times the value of the payout for commitment level performance (or 240% of salary). Failure to achieve threshold level performance will result in no payout.

         5. Retirement Plans - Upon satisfying the eligibility requirements, you will be eligible to participate in NSI's tax-qualified retirement plans, NSI Pension Plan C, and the NSI 401(k) Plan for Corporate Office Employees. In addition, upon employment, you will become a participant in the Supplemental Retirement Plan for Executives of NSI (the "SERP"). Your benefits under the SERP will be determined in the same manner as for other executive officers of NSI participating in the plan (other than the Chief Executive Officer), except that you will be credited with service under the SERP for each year of actual service. You will become vested in your SERP benefit after completing five (5) years of employment with NSI and will be eligible for early retirement at age sixty (60).

         6. Medical, Life Insurance, and Other Employee Benefits - You will be covered by, or eligible to participate in, the medical, dental, life insurance, disability, deferred compensation, and other benefit programs generally made available by NSI to its executive officers and their families, including a car allowance of Four Hundred Dollars ($400) per month. We will reimburse you for your COBRA expenses until you are covered under our program. You will be eligible to participate in NSI's financial planning program and NSI will reimburse you for any initiation fees and monthly dues for membership in the Commerce Club.
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Page 20
                                                             EXHIBIT 10(iii)A(1)


         7. Relocation Expenses - NSI will pay the following relocation expenses:

(a)  your expenses for moving your household effects to Atlanta;

(b) rent for an apartment and storage of your personal effects in Atlanta, pending your move into your new home in Atlanta;

(c) brokerage and closing costs you incur in connection with the sale of your home in Chicago and the purchase of a home in Atlanta;

(d) reasonable travel expenses to and from Chicago for you and your wife and children until you have moved your residence to Atlanta; and

(e) a one-time payment of one month's salary for your assistance in the relocation.

The foregoing payments will be "grossed up" so that, to the extent reasonably practicable, they will represent your after-tax cost for covered expenses. In addition to the foregoing, we will assist you in obtaining a bridge loan should you purchase a home in Atlanta before selling your home in Chicago and pay up to two (2) points of any loan fees incurred for such purchase.

         8. Employment at Will/Severance Payment/Change in Control - Your employment will be at will and may be terminated by either NSI or you at any time for any reason, with or without notice. Except in the event of termination in connection with a Change in Control of NSI (as defined in the Severance Protection Agreement that will cover you), you will be entitled to the following severance payment:

     o If your employment is terminated on or before June 1, 2000 for any reason other than voluntary termination, termination upon death or Disability (as defined below), or termination by NSI for Cause (as defined below), you will receive a severance payment (payable in semi-monthly installments) equal to your then current salary for a period equal to the time from the date of termination through June 1, 2002. If your employment is terminated after June 1, 2000 but on or before June 1, 2009 for any reason other than voluntary termination, termination upon death or Disability, or termination by NSI for Cause,
          you  will  receive  a  severance   payment  (payable  in  semi-monthly
          installments)  equal to your then  current  salary for a period of two
          (2) years.
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                                                                         Page 21
                                                             EXHIBIT 10(iii)A(1)


     o For purposes of entitlement to a severance benefit, "Cause" shall mean any act(s) on your part that constitutes fraud, a felony involving dishonesty, a breach of fiduciary duty, or gross malfeasance or habitual neglect of your duties for NSI, and "Disability" shall mean a physical or mental infirmity which impairs your ability to substantially perform your duties as Executive Vice President, Operations of NSI with or without reasonable accommodation for a period of one hundred eighty (180) consecutive days. The NSI Board, based upon the information provided to it, shall determine whether an act constituting Cause has occurred and whether you have suffered a Disability. In the case of termination for Cause, (i) you will be given written notice of the actions constituting Cause at least fifteen (15) days prior to any meeting of the Board of Directors of NSI at which your termination is to be considered; (ii) you will be given the opportunity to be heard by the Board; and (iii) your termination for Cause must be evidenced by a resolution adopted by a majority of the Board.

In the event of termination by you "for good reason" (as defined below) during the time periods described above, you will be entitled to the applicable severance payments described above. For purposes of this Agreement, the term "good reason" means: a) any material diminution in your duties and responsibilities as Executive Vice President and Group President or authority or title; b) any reduction in your base salary to less than $400,000.00 per annum;
c) any reduction in the target amount of your annual bonus to less than 50% of your salary, which reduction is not applicable to other senior officers of NSI; and d) your being required to relocate to an office more than fifty miles from NSI's current office.

With respect to Change in Control situations, you will be covered by a Severance Protection Agreement with the same provisions as are applicable to NSI's other executive officers. In the event of your termination in connection with a Change in Control that entitles you to benefits under the Severance Protection Agreement, you will receive the greater of the payments and benefits provided under the Severance Protection Agreement (after consideration of any tax penalties) or the severance payments described above.

         9. Relocation of Residence to Atlanta - You will relocate your residence to Atlanta and complete the move of your family on or before July 1, 2000.
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Page 22
                                                             EXHIBIT 10(iii)A(1)


         The base salary, annual incentive, long-term incentives, nonqualified retirement benefits, and any severance payments will be structured to ensure the tax deductibility to NSI of the payments and benefits under the Internal Revenue Code of 1986, including Code Section 162(m). We can provide additional information on these issues if you so desire.

         We will prepare a SERP provision and Severance Protection Agreement to evidence the arrangements set forth in this letter.

         We are delighted you are joining NSI and we look forward to a long and mutually satisfactory relationship. This letter outlines your employment relationship with NSI; if you agree with the employment terms as outlined above, please sign and date both copies of this letter agreement and return one copy to me at your earliest convenience.

                                                     Sincerely,



                                                 /s/ James S. Balloun
                                                     James S. Balloun



ACCEPTED AND AGREED TO THIS

6th  DAY OF May, 1999



/s/ George H. Gilmore, Jr.
    George H. Gilmore